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Exhibit 10.25b

Exclusivity Agreement

We are writing to verify that Shanghai No.1 Biochemical and Pharmaceutical Co., Ltd. ("SBPC", registrar's office address is 387 Shangqiu Road, Shanghai 200080, China; and factory address is 1317 Jianchuan Road, Shanghai 200240) agrees to exclusively sell Hyaluronidase pharmaceutical active ingredient from bovine origin (the "Raw Material") to Amphastar Pharmaceuticals, Inc. ("Amphastar") and Amphastar agrees to purchase the Raw Material only from SBPC, provided SBPC can supply the Raw Material:

  i)
  on time, i.e., shipping out the Raw Material in 90 days after a purchase order is issued;

  ii)
  meet the quality requirement of the Raw Material as the attached specifications;

  iii)
  supply the required amount that is forecasted one year earlier.

SBPC specializes in production of the Raw Material from the bovine testes. Amphastar intends to purchase the Raw Material to manufacture Hyaluronidase Injection USP to be approved by the U.S. Food and Drug Administration (FDA). SBPC further agrees to supply quality raw material that satisfies the attached specifications and Amphastar commits to purchase the Raw Material from SBPC by mutually agreed price and amount.

The term of this agreement is 7 years and renewable, from the date of the FDA's approval of Amphastar's Hyaluronidase Injection application.

By signing this agreement, both parties agree to keep all business conducted strictly confidential. This agreement shall be construed under the laws of the State of California.

Representative of Shanghai No. 1 Biochemical and Pharmaceutical Co., Ltd.	Representative of Amphastar Pharmaceuticals, Inc.

Signature: /s/ SHEN CAIDE	Signature: /s/ TONY KWAN

Printed Name:	Printed Name: Tony Kwan

Title: Manager of International Trade Department	Title: Director, Exec. Office

Date: 5.3.2004	Date: 3/24/2004

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Exhibit 10.25b